Exhibit 10.1

January 13, 2010

Dan Fleyshman

Dear Dan:

Who’s Your Daddy, Inc. (the “Company”) has certain outstanding indebtedness that was created during the time you were an Executive Officer and/or Director of the Company.  This indebtedness is detailed below:

Unpaid payroll taxes – Federal (excludes penalties & interest)	$108,882
Unpaid payroll taxes – State (excludes penalties & interest)	65,114
Settlement with Who’s Ya Daddy, Inc.	100,000
Settlement with Defiance U.S.A., Inc. (including interest)	217,000
Total	$490,996

In addition to the amounts shown above, penalties and interest for Federal and State unpaid payroll taxes currently total approximately $75,000 and continue to accrue.

The Company is also indebted to you in the amount of $286,764.55 consisting of $226,557.62 for loans and advances made by you and $60,206.93 for services provided by Girls Next Door, Inc. in 2007.  It is agreed that no accrued but unpaid salary is due to you.

This significant indebtedness noted above has made it extremely difficult to raise capital and to move the Company forward.  In order to relieve the Company of some of its debt burden, you have agreed to the following:

1.
Because you have attempted to collect the amounts owed to you described above and because the Company has been unable to pay, and continues to be unable to pay such amounts, the Company will not repay this debt you.  Included in the $226,557.62 is the amount of $96,125.00 originally recorded as owed to Renee Milton, which was reclassified effective June 30, 2009 in accordance with your instructions, as being owed to you.

Who’s Your Daddy, Inc., 26381 Crown Valley Parkway, #230, Mission Viejo, CA 92690
Phone 949.582.5933 … Fax 949.582.5913

2.
You will assign to the Company the unpledged common shares of stock of the Company that are held in your name.  This currently consists of a total of 817,229 shares (certificate #4081 for 715,000 shares and #4082 for 102,229 shares) (the “Transferred Stock”).  It is understood that 157,563 shares held in your name are pledged to Defiance U.S.A., Inc. as collateral for amounts owed to them.  The Company will use its best efforts to sell the Transferred Stock and use the proceeds, net of costs of creditor settlement (including legal costs) and stock liquidation, to repay debt in the following order:

a. Debt for unpaid payroll taxes
b. Debt to Who’s Ya Daddy, Inc.
c. Debt to Defiance U.S.A., Inc./Christopher Wicks

The Company cannot assure you that it will be successful in liquidating any of the Transferred Stock or that, if successful, the net proceeds of the liquidation will be sufficient to repay any of the indebtedness referred to above.  As a result, this letter in no way constitutes a release by the Company of any liability you may have for any of this indebtedness.  In the event that the Company is unsuccessful in liquidating any of the Transferred Stock by August 1, 2010, then the non-liquidated shares shall be returned to you.

If this letter is in accordance with your understanding of what you have agreed to do, please sign below and return to me as soon as possible.

Sincerely,

Michael R. Dunn
CEO

ACKNOWLEDGED AND AGREED.

_____________________________
Dan Fleyshman

_____________________________
Date

Who’s Your Daddy, Inc., 26381 Crown Valley Parkway, #230, Mission Viejo, CA 92690
Phone 949.582.5933 … Fax 949.582.5913